Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Travelers Companies, Inc.:

We consent to the use of our reports dated February 23, 2007, with respect to the consolidated balance sheet of The Travelers Companies, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, all related financial statement schedules, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Minneapolis, Minnesota
February 28, 2007